Exhibit (a)(1)

SELIGMAN GLOBAL FUND SERIES, INC.

ARTICLES SUPPLEMENTARY

Seligman Global Fund Series, Inc., a Maryland corporation (the “Corporation”) registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The total number of shares of stock of all series and classes that the Corporation has the authority to issue is 2,000,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of which 400,000,000 shares are designated as shares of each of Seligman Emerging Markets Fund, Seligman Global Growth Fund, Seligman Global Smaller Companies Fund, Seligman Global Technology Fund and Seligman International Growth Fund (each, a “Fund” and, collectively, the “Funds”), and the shares of each Fund are currently further designated as shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class R2 Common Stock and, except for Seligman Global Technology Fund, Class R5 Common Stock. The number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class R2 Common Stock and Class R5 Common Stock of each of Seligman Emerging Markets Fund, Seligman Global Growth Fund, Seligman Global Smaller Companies Fund and Seligman International Growth Fund consists of the sum of x and y, where x equals the issued and outstanding shares of such class and y equals one-fifth of the authorized but unissued shares of Common Stock of all classes, and the number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class R2 Common Stock of Seligman Global Technology Fund consists of the sum of x and y, where x equals the issued and outstanding shares of such class and y equals one-fourth of the authorized but unissued shares of Common Stock of all such classes; provided that at all times the aggregate authorized, issued and outstanding shares of Class A, Class B, Class C, Class R2 and Class R5 Common Stock of the Funds shall not exceed the authorized number of shares of Common Stock of the Corporation; and, in the event application of the formula above would result, at any time, in fractional shares, the applicable number of authorized shares of each class shall be rounded down to the nearest whole number of shares of such class.

SECOND: Under a power contained in the charter (the “Charter”) of the Corporation, the Board of Directors of the Corporation, by resolutions duly adopted at a meeting duly called and held, effective as of the Effective Time (as hereinafter defined), reclassified and redesignated the authorized and unissued shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class R2 Common Stock of Seligman Global Technology Fund into shares of Class I Common Stock, Class R3 Common Stock, Class R4 Common Stock and Class R5 Common Stock, such that the number of authorized shares of Class A Common Stock, of Class B Common Stock, of Class C Common Stock, of Class I Common Stock, of Class R2 Common Stock, of Class R3 Common Stock, of Class R4 Common Stock and of Class R5 Common Stock of Seligman Global Technology Fund (each, a “Class” and, collectively, together with any further class or classes of Common Stock from time to time established, the “Classes”) shall each consist of the sum of x and y, where x equals the issued and outstanding shares of such

Class and y equals one-eighth of the authorized but unissued shares of Common Stock of all Classes of Seligman Global Technology Fund; provided that, at all times, the aggregate authorized, issued and outstanding shares of Class A, Class B, Class C, Class I, Class R2, Class R3, Class R4 and Class R5 Common Stock of the Funds shall not exceed the total number of shares of Common Stock that the Corporation is then authorized to issue under the Charter; and, in the event that application of the formula above would result, at any time, in fractional shares, the applicable number of authorized shares of each Class shall be rounded down to the nearest whole number of shares; in each case, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of shares of a Class of such Fund as set forth in the Charter, provided, however, that notwithstanding anything in the Charter to the contrary:

(A) Shares of Class I Common Stock, Class R3 Common Stock, Class R4 Common Stock and Class R5 Common Stock will not be subject to any front-end sales loads or contingent deferred sales charges.

(B) Expenses related solely to a particular Class (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated, which may differ between the Classes) shall be borne by that Class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that Class.

(C) At such time as shall be permitted under the Investment Company Act, any applicable rules and regulations thereunder and the provisions of any exemptive order applicable to the Corporation, and as may be determined by the Board of Directors and disclosed in the then current prospectus of the Funds, shares of a particular Class may be automatically converted into shares of another Class; provided, however, that such conversion shall be subject to the continuing availability of an opinion of counsel to the effect that such conversion does not constitute a taxable event under Federal income tax law. The Board of Directors, in its sole discretion, may suspend any conversion rights if such opinion is no longer available.

(D) As to any matter with respect to which a separate vote of any Class is required by the Investment Company Act (including, without limitation, approval of any plan, agreement or other arrangement referred to in subsection (B) above), such requirement as to a separate vote by the Class shall apply in lieu of single Class voting, and, if permitted by the Investment Company Act or any rules, regulations or orders thereunder and the Maryland General Corporation Law, the Classes shall vote together as a single Class on any such matter that shall have the same effect on each such Class. As to any matter that does not affect the interest of a particular Class, only the holders of shares of the Class shall be entitled to vote.

THIRD: The Board of Directors of the Corporation has classified the shares described above pursuant to authority contained in the Charter. These Articles Supplementary do not increase the total number of shares of authorized Common Stock or the aggregate par value thereof.

FOURTH: These Articles Supplementary shall become effective at 12:00 p.m., eastern daylight time, on July 1, 2009 (the “Effective Time”).

FIFTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary as of the 30th day of June, 2009.

ATTEST:	SELIGMAN GLOBAL FUND SERIES, INC.

By:
Christopher O. Petersen		Patrick T. Bannigan
Assistant Secretary		President